Exhibit 99.1


                       [Calgon Carbon Corporation Logo]
                    P.O. Box 717 Pittsburgh, PA 15230-0717
                                 (412) 787-6700


                       CALGON CARBON CORPORATION AMENDS
                            SHAREHOLDER RIGHTS PLAN


PITTSBURGH, PA - December 27, 2004 - Calgon Carbon Corporation (NYSE: CCC) (the "Company") - announced today that its Board of Directors amended the Company's Shareholder Rights Plan to reduce the triggering threshold under the Plan to 10% from its previous level of 20%. As a result of the amendment and subject to certain exceptions, the Rights will be triggered if a person or group acquires beneficial ownership of 10% or more of the Company's common shares or commences a tender or exchange offer upon consummation of which such person or group would beneficially own 10% or more of the Company's common shares. Current holders of 10% or more of the Company's common stock will not trigger the Rights unless any such holder acquires an additional 1% of the Company's common shares or, in the case of a holder that reports its beneficial ownership on Schedule 13G, such holder increases its ownership above 15%.

The Rights, which were issued in connection with the adoption of the Plan in 1995, currently entitle the holder to purchase one one-hundredth of a share of the Company's common stock at a purchase price of $50, subject to adjustment. Upon the occurrence of certain triggering events - including the acquisition of 10% or more of the Company's common stock, as described above - the Rights will become exchangeable for shares of the Company's common stock or, in some cases, the stock of an acquiror.

A copy of the amendment to the Company's Shareholder Rights Plan is being filed with the Securities and Exchange Commission.

Calgon Carbon Corporation (NYSE: CCC), headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making air and water cleaner and safer. The company employs approximately 1,200 people at 18 operating facilities and 27 sales and service centers worldwide.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This document contains certain statements that are forward-looking relative to the Company's future strategy and performance. They involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to be materially different from any future performance.

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For more information, please contact Gail Gerono (412) 787-6795